Exhibit 99.1

News Bulletin

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331
www.franklincovey.com

For Further Information:
Richard R. Putnam
Investor Relations
(801) 817-1776

FRANKLINCOVEY REPORTS
THIRD QUARTER FINANCIAL RESULTS

Salt Lake City, Utah- July 11, 2003 - FranklinCovey (NYSE: FC) today announced its financial results for the third quarter ended May 31, 2003. The Company reported a $2.6 million improvement in its operating results, reducing its loss from operations to $17.1 million for the third quarter of fiscal 2003 compared to a loss from operations of $19.8 million for the same quarter of the prior year. For the first three quarters of fiscal 2003, the Company reported a $56.8 million improvement in operating results with a loss from operations of $31.9 million compared to an $88.8 million loss from operation for the first three quarters of fiscal 2002. The Company reported a $15.7 million net loss before preferred stock dividends ($0.89 per common share loss, after accounting for preferred stock dividends) for the third quarter of fiscal 2003 compared to an $11.8 million net loss before preferred stock dividends ($0.70 per common share loss, after accounting for preferred stock dividends) for the same quarter in the prior year. The quarter ended May 25, 2002 benefited from a $1.3 million larger equity in earnings of an unconsolidated subsidiary and a $5.6 million larger tax benefit than the quarter ended May 31, 2003. For the first three quarters of fiscal 2003, the Company reported a net loss of $31.8 million before preferred stock dividends ($1.91 loss per common share, after accounting for preferred stock dividends) compared to a net loss of $63.7 million before preferred stock dividends ($3.53 loss per common share, after accounting for preferred dividends) for the same period of the prior year. The first three quarters of fiscal 2002 had a $33.7 million tax benefit, a $60.8 million gain on the sale of discontinued operations and a $61.4 million charge from a cumulative change in accounting principle. The Company provided the following details underlying the continued improvement of operating results during the third quarter and during the first three quarters of fiscal 2003.

Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses declined by $6.6 million compared to last year's third quarter and also declined by $27.7 million for the first three quarters compared to the same period of last year. The Company expects to close approximately 40 of its retail stores during the fourth quarter of fiscal 2003 and through the second quarter of fiscal 2004. These closures are comprised of unprofitable stores and stores located in markets where the Company has multiple retail operations. As a result of these store closures, the Company may incur significant costs related to lease buy-outs, severance and other closing costs. The Company may also close additional retail store locations if future analysis demonstrates that operating performance may be improved through further retail store closures. With on-going cost-cutting initiatives, excluding future store closing costs, the Company expects the year over year decreases in SG&A to continue in the fourth quarter of fiscal 2003 and into fiscal year 2004.

Depreciation and amortization: Depreciation and amortization (D&A) expenses continued to decline during the third quarter of fiscal 2003, reflecting lower, more focused and better-managed capital expenditures. Depreciation expense for the third quarter of fiscal 2003 included $2.3 million of accelerated depreciation on assets of certain retail stores, which are expected to be closed during the fourth quarter or early in fiscal 2004. The Company reported a $3.2 million decline in D&A expense during the first three quarters even after considering $4.7 million in accelerated depreciation on assets of certain retail stores that were closed or are expected to be closed in the near future. The Company expects D&A expense to further decline in fiscal 2004 as a result of the lower capital expenditures, store closures and other assets that will be fully depreciated during fiscal 2004.

Stabilizing revenues: Total sales for the third quarter of fiscal 2003 declined $5.7 million or 8% as compared to last year's third quarter. With a single digit decline in third quarter revenues, compared to a 19% year-over-year decline in the third quarter of last year, the Company continues to narrow its quarterly revenue declines. Sales from the Consumer Strategic Business Unit (CSBU) for the third quarter ended May 31, 2003 were $37.2 million, an 8% decline, compared to $40.3 million for the same quarter last year. Included in CSBU revenues are store sales, which declined 5% for the third quarter, primarily reflecting a 5% decline in store traffic. Comparable store sales for the quarter declined 7% compared to the same period last year. The comparable store sales decrease is an improvement following 10 straight quarters of double-digit, year-over-year declines in comparable store sales. While the third quarter traditionally represents the seasonally weakest quarter in CSBU sales, the Company was encouraged by the continued narrowing of sales declines and the continued strengthening of sales of new products that have been introduced to help improve sales. Organizational Strategic Business Unit (OSBU) sales for the third quarter of fiscal 2003 were $28.2 million, an 8% decline compared to $30.8 million for the same quarter last year and were impacted by the continued economic weakness in the training industry. The Company expects OSBU sales to continue to improve as the general economy strengthens, corporate clients again begin to fund their training budgets and the Company's new offerings continue to gain traction.

Sales for the first three quarters of fiscal 2003 were $240.2 million compared to $258.8 million for the same period of fiscal 2002. With the Company's modified 5-4-4 week reporting calendar, sales for the first three quarters of fiscal 2003 were benefited because of five additional business days as compared to the same period last year. As a result of the Company's fiscal calendar, the fourth quarter ended August 31, 2003 will have six fewer business days as compared to the same quarter of fiscal 2002. Sales for the first three quarters ended May 31, 2003 included $153.3 million and $87.0 million for CSBU and OSBU, compared to $165.8 million and $93.0 million for the same period last year.

Loan loss reserves and impairments: Operating results of the third quarter also included a $1.2 million addition to the management stock loan loss reserve compared to a $0.2 million charge to operations during the same quarter of last year. For the first three quarters of fiscal 2003, charges for loan loss reserves and impaired assets decreased by $15.0 million and $21.7 million compared to the same period of the prior year.

The Company ended the quarter with $42.3 million in cash and cash equivalents at May 31, 2003. With revenue declines narrowing, cost reductions in SG&A and D&A expected to continue, strong liquidity, and minimal long-term debt, the Company believes it is well positioned to substantially improve its operating performance in fiscal 2004.

About Franklin Covey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 160 retail stores and www.franklincovey.com. More than 2,000 FranklinCovey associates provide professional services and products in 39 offices in 95 countries.

Safe-Harbor Statement
This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including general economic conditions, the effects of the Company's continuing cost-cutting efforts, competition in the Company's targeted market place, market acceptance of new products or services, increases or decreases in the Company's market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company's clients and other factors identified and discussed in the Company's 2002 10-K and subsequent 10Q reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company's actual future performance will meet management's expectations. These forward-looking statements are based on management's expectations as of the date hereof, and are based on factors that may cause future results to differ materially from the Company's current expectations.

FRANKLIN COVEY CO.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

                                                                        Quarter Ended                    Three Quarters Ended
                                                                   May 31,         May 25,             May 31,         May 25,
                                                                     2003           2002                 2003            2002
                                                                 -------------   -----------         ------------    -------------
                                                                          (unaudited)                         (unaudited)

Sales                                                                $ 65,380        $71,091            $ 240,216        $258,757

Cost of sales                                                          29,726         31,786              107,556         115,201
                                                                 -------------   ------------        -------------   -------------
Gross margin                                                           35,654         39,305              132,660         143,556

Selling, general and administrative                                    43,073         49,688              136,876         164,606
Provision for losses on management stock loans                          1,210            247                3,680          18,703
Impairment (recovery) of investment in unconsolidated subsidiary         (110)                             (1,740)         16,323
Impairment of assets                                                                                          872           4,518
Depreciation                                                            7,532          7,995               21,513          24,664
Amortization                                                            1,052          1,125                3,376           3,495
                                                                 -------------   ------------        -------------   -------------
Loss from operations                                                  (17,103)       (19,750)             (31,917)        (88,753)

Equity in earnings (losses) of unconsolidated subsidiary                               1,274                 (128)          3,165
Loss on interest swap settlement                                                                                           (4,894)
Interest income (expense) and other - net                                  92            153                  214             (27)
                                                                 -------------   ------------        -------------   -------------
Loss from continuing operations before income taxes                   (17,011)       (18,323)             (31,831)        (90,509)

Income tax benefit                                                      1,270          6,834                   46          33,693
                                                                 -------------   ------------        -------------   -------------
Loss from continuing operations                                       (15,741)       (11,489)             (31,785)        (56,816)

Loss from discontinued operations, net of tax                                           (274)                              (6,270)
Gain on sale of discontinued operation, net of tax                                                                         60,774
                                                                 -------------   ------------        -------------   -------------
Loss before cumulative effect of accounting change                    (15,741)       (11,763)             (31,785)         (2,312)

Cumulative effect of change in accounting principle, net of tax                                                           (61,386)
                                                                 -------------   ------------        -------------   -------------
Net loss                                                              (15,741)       (11,763)             (31,785)        (63,698)

Preferred stock dividends                                              (2,184)        (2,184)              (6,551)         (6,497)
                                                                 -------------   ------------        -------------   -------------
Net loss attributable to common shareholders                        $ (17,925)     $ (13,947)           $ (38,336)      $ (70,195)
                                                                 =============   ============        =============   =============

Loss per share from continuing operations less preferred dividends    $ (0.89)       $ (0.69)             $ (1.91)        $ (3.19)

Loss per share attributable to common share holders                   $ (0.89)       $ (0.70)             $ (1.91)        $ (3.53)

Weighted average common shares - basic and diluted                     20,055         19,929               20,038          19,869

Sales Detail:
   Retail Stores                                                     $ 21,159       $ 22,336             $ 89,695        $ 96,769
   Catalog / e-commerce                                                 9,804         11,284               46,022          52,148
   Other                                                                6,202          6,668               17,548          16,875
                                                                 -------------   ------------        -------------   -------------
Total Consumer Business Unit                                           37,165         40,288              153,265         165,792

   Organizational Solutions Group                                      18,993         21,020               56,001          61,779
   International                                                        9,222          9,783               30,950          31,186
                                                                 -------------   ------------        -------------   -------------
Total Organizations Business Unit                                      28,215         30,803               86,951          92,965
                                                                 -------------   ------------        -------------   -------------
Total                                                                $ 65,380        $71,091            $ 240,216        $258,757
                                                                 =============   ============        =============   =============